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                                                                  Exhibit 99.01

                              CARDINAL HEALTH, INC.

                         SARBANES-OXLEY BLACKOUT NOTICE

        TO DIRECTORS AND EXECUTIVE OFFICERS SUBJECT TO SECTION 306(a)(1)
         OF THE SARBANES-OXLEY ACT OF 2002 EFFECTIVE SEPTEMBER 27, 2004


         FUTURE CARDINAL HEALTH STOCK FUND INVESTMENTS. On and after September 27, 2004, and until further notice, no future investments may be made in the Cardinal Health Stock Fund ("Stock Fund") under any of the individual account employee benefit plans sponsored by Cardinal Health, Inc. (the "Company"). The affected plans include the Cardinal Health Profit Sharing, Retirement and Savings Plan, the Cardinal Health Profit Sharing, Retirement and Savings Plan for PRN Employees, the Syncor International Corporation Employee Savings and Stock Ownership Plan, the Cardinal Health Profit Sharing, Retirement and Savings Plan for Puerto Rico Employees and the Cardinal Health Deferred Compensation Plan (each, a "Plan" and collectively, the "Plans"). This suspension of future investments into the Stock Fund in any of the Plans is effective with respect both to the investment of new contributions and to transfers from other Plan investment options. The period during which participants in the Plans will be unable to exercise these rights otherwise available under the Plans is called a "Blackout Period." PLEASE NOTE THAT YOU MAY OTHERWISE INVEST CONTRIBUTIONS AND TRANSFERS IN ANY OTHER INVESTMENT OPTION AVAILABLE UNDER THE PLANS.

         REASON FOR THE BLACKOUT PERIOD. As announced in a press release on September 27, 2004, the filing of the Company's Form 10-K for the fiscal year ended June 30, 2004 will be delayed to provide additional time for its Audit Committee to complete an investigation of certain matters related to its ongoing internal review. Pending satisfactory review of these matters, Cardinal Health's goal is to file its Form 10-K by late October. The suspension of new investments in the Stock Fund in each of the Plans is expected to end when the Form 10-K filing requirement has been satisfied.

         IMPACT OF THE BLACKOUT PERIOD. In addition to and as a result of the unavailability of new investments in the Stock Fund, you will be temporarily unable to diversify investments in your individual Plan account using the Stock Fund. In addition, it is unlawful under Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 for any director or executive officer of the Company, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the Company during any blackout period with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer.

         DURATION OF THE BLACKOUT PERIOD. The Blackout Period begins on September 27, 2004 and is expected to continue until such time as the Company has filed its Form 10-K. Cardinal Health's goal is to file its Form 10-K by late October. You will be notified when the Blackout Period ends. A copy of the determination of the Company that this notice could not be provided in advance due to circumstances that were beyond the reasonable control of the Company is


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attached.

         CONTACT INFORMATION. If you have any questions concerning this notice, you should contact the Company's Chief Legal Officer at (614) 757-5000. Cardinal Health is located at 7000 Cardinal Place, Dublin, Ohio 43017.